Exhibit 99.1
------------


         Moreover Services Terms and Conditions

               Updated August 27th, 2002

1. General.

1.1. This Terms and Conditions Agreement ("Agreement") contains the complete terms and conditions that apply to an individual's or entity's use of the limited, free web service ("Service") provided by Moreover Technologies, Inc. ("Moreover"). As used in this Agreement, "We" means
Moreover, "You" means the applicant, "Site" means any means for viewing the links electronically, including, but not limited to World Wide Websites, intranets or extranets, "Links" means the links, headlines, source names, and associated data delivered by Moreover as a part of the Service, and "Publishers" refers to the creators of the articles to which we link.

1.2. There are no exceptions to the following terms and conditions, notwithstanding the date you may have integrated the Links, without written permission from Moreover.

1.3. Please note that the Service is no longer available as a link from our website, and is only available to accredited charitable organizations via application to Moreover (see 2.1 below).

1.4. This Agreement does not apply to access to our Showcase
News Portal which is governed by a separate and independent
Terms and Conditions Agreement.

2. Use of Service.

2.1.Only accredited charitable organizations ("Charities") as defined in this section may use the Service in any properties or applications, including web sites, intranets, extranets and software.

Charities include organizations which are certified as tax-exempt under Sec. 501(c)(3) of the United States Internal Revenue Code, registered as a charitable organization with the Charity Commission for England and Wales, or certified as a charitable organization under equivalent laws in other jurisdictions.
Please note that governmental organizations are not considered Charities.

Charities who wish to use Moreover's Service should complete this form [click here] and send a facsimile to +1 415 989
0922. This facsimile should contain proof of certification in their jurisdiction.

2.2. You acknowledge that the Service contains links, descriptions and other material (collectively, the "Links") that are protected by copyright, trademark or other proprietary rights of Moreover Technologies and third-party content providers.

2.3.You may not modify any of the Links, in whole or part. Specifically, You must display the Links as headline hyperlinks that connect via a Moreover url to the corresponding full-text article on the site where the article is published. The Links will only display each headline during the day or days such headline appears on the Publisher's Site and You may not otherwise display such headlines on Your Site at any other time. You shall not be entitled to frame an article from a Publisher's Site or any part thereof within the Your Site and You shall ensure at all times that each of the Links on Your site, when clicked, will not open in a frame. You agree that You will at all times conspicuously designate the Publisher as the source of the news content.

2.4.You may not copy, publish, transmit, reproduce, distribute, redistribute, display, or in any way exploit any of the Links, in whole or in part, except as expressly permitted in this Agreement.

2.5. You may not sell, license, sublicense, assign, transfer or otherwise economically exploit any of the Links, in whole or in part, to any party regardless of that party's commercial status. If you are interested in reselling the Links, please contact Enterprise Sales at sales@moreover.com.

2.6. You may not use software programs to test the validity of the Links, or any other software programs that use the Links to view the original article of the Publisher, except as expressly permitted in this agreement or with prior written permission of Moreover.

2.7. You may reproduce the Links on pages not powered directly by Moreover, provided, however that the text of the headline and the link through the Moreover domain remain unmodified, and the source attributed remains intact. You are not authorized to copy the text from any article, without the express permission of the Publisher.

2.8. You may write commentary around the Links, and sell advertising on the page which contains the Links but you shall be solely liable if such commentary and/or advertising violates or infringes on the rights of any Publisher.

2.9. The Links may not be used on Sites which We determine to be unsuitable. Unsuitable Sites include those that:

-	promote sexually explicit materials
-	promote violence and/or illegal activities
-	promote discrimination based on race, sex, religion,
        nationality, disability, sexual orientation, or age
-	modify the names of publishers or fail to give proper
        source attribution without publisher permission
-	otherwise violate intellectual property rights

2.10. Moreover Intellectual Property.

a. The Links on the Service contain a link to the original publishers' sites via an intermediate link through the Moreover domain. You may not delete, disable, modify or hide this intermediate link to the Moreover Site without written permission from Moreover.

b. You must credit Moreover for use of the Service via a hyperlink to the Moreover web site at the bottom of any Moreover Links. If the service does not include a default hypertext link to the Moreover Site, you must attribute the credit by adding a Moreover logo link, available in our Media Kit. The logo should appear either directly above or below your Moreover Links, and should link viewers to http://www.moreover.com.

If the Service does include a default hypertext link to the Moreover Site, you may not delete or modify the Moreover Link without prior written permission from Moreover.

2.11. You agree to permit Moreover Technologies to display your site's name, logo and URL on Moreover Technologies' web site, in Moreover Technologies marketing and reporting literature, profile application, and any other advertising.

3. Responsibility for your Site.

3.1. Moreover is an independent provider of links to news articles. You are responsible for taking all reasonable precautions to ensure that materials posted on your site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks, privacy, or other personal or proprietary rights).

3.2. The Service contains links to Sites on the Internet which are owned and operated by Publishers (the "External Sites"). You acknowledge that Moreover is not responsible for the availability of any External Site. You should contact the site administrator or Webmaster for those External Sites if you have any concerns regarding such links or the Links located on such External Sites.

3.3. While we will make commercially reasonable efforts to maintain the currency, accuracy and availability of the Service, we make no representation that the operation of the Service will be uninterrupted or error-free, and We will not be liable for the consequences of any interruptions or errors. You will be solely responsible for the development, operation, and maintenance of your Site.

3.4. We will not be liable for indirect, special, or consequential damages (or any loss of revenue, profits, or data) arising in connection with this Agreement or the Service, even if we have been advised of the possibility of such damages. Further, you will indemnify and hold us harmless from all claims, damages, and expenses (including, without limitation, attorneys' fees) relating to the use of the Service on your Site other than in accordance with the terms and conditions of This Agreement.

3.5. SOME STATES DO NOT ALLOW EXCLUSION OF IMPLIED WARRANTIES OR
LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU. IN SUCH
STATES, THE LIABILITY OF MOREOVER, THE PUBLISHERS, THIRD PARTY LINKS PROVIDERS AND THEIR RESPECTIVE AGENTS SHALL BE LIMITED TO THE GREATEST EXTENT PERMITTED BY LAW.

4. Reasonable Access.

In the interests of performance to Moreover's entire user base, you agree to access the Service a maximum of once an hour for any single feed via any method other than javascript via a referring page. If you are using a program that cycles through a list to grab more than one feed, there must additionally be at least 1 minute between each individual call to the Service.

Moreover reserves the right to block your access to the Service if you are using it in excess of this provision or otherwise unreasonably within the sole discretion of Moreover.

5. Terms.

5.1.
The Links available through the Service are delivered free of charge. We may modify any of the terms and conditions contained in this Agreement, at any time and in our sole discretion, by posting a change notice or a new agreement on our Site. We may also choose to use commercially reasonable efforts to notify all users under this Agreement via any email addresses you provide to Moreover. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED UTILIZATION OF THE SERVICE FOLLOWING ANY CHANGE WILL CONSTITUTE YOUR BINDING ACCEPTANCE OF THE CHANGE.

5.2. Termination of Service. Moreover reserves the right, at its sole discretion, to restrict, suspend or terminate your access to all or any part of Links on the Service at any time for any reason without prior notice or liability.

6. Independent Investigation. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO ALL ITS TERMS AND CONDITIONS. YOU UNDERSTAND THAT WE MAY AT ANY TIME (DIRECTLY OR INDIRECTLY) SOLICIT CUSTOMER REFERRALS ON TERMS THAT MAY DIFFER FROM THOSE CONTAINED IN THIS AGREEMENT OR OPERATE WEBSITES THAT ARE SIMILAR TO OR COMPETE WITH YOUR WEBSITE. YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE SERVICE AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS SET FORTH IN THIS AGREEMENT.

7. Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of California. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous written or oral agreements between the parties with respect to such subject matter. If any inconsistency exists between the terms of this agreement and any additional terms and conditions posted on the Service, such terms shall be interpreted as to eliminate any inconsistency, if possible, and otherwise, the additional terms and conditions shall control. In any legal action brought to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and fees, including attorney fees.